Exhibit 1.01

MARVELL TECHNOLOGY, INC.

CONFLICT MINERALS REPORT

(For the reporting period January 1, 2022 to December 31, 2022)

INTRODUCTION

This Conflict Minerals Report (the “Report”) for Marvell Technology, Inc. (“Company,” “Marvell,” “we,” “us” or “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1, 2022 to December 31, 2022 and covers the activities of all Company subsidiaries. The Report is being filed as Exhibit 1.01 to our specialized disclosure report on Form SD and is also posted on our website at www.marvell.com under the heading “Company” – “Investors” – “Financial Info” – “SEC Filings.” Information contained on or accessible through our website is not part of this Report.

The Rule imposes certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants who manufacture products containing the minerals and metals referred to in the Rule as “Conflict Minerals.” The Democratic Republic of the Congo (“DRC”) and its adjoining countries have reserves of Conflict Minerals, some of which are illegally sourced and traded by armed groups who are responsible for significant human rights violations. “Armed groups” mean an armed group that is identified as a perpetrator of serious human rights abuses in the annual Country Reports on Human Rights Practices under Sections 116(d) and 502B (b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. The purpose of the Rule is to encourage companies whose products contain Conflict Minerals to endeavor to source from suppliers who do not directly or indirectly support such armed groups through their purchasing decisions. The Democratic Republic of the Congo and its adjoining countries – Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia – are sometimes referred to in this Report as the “Covered Countries.”

We are subject to the Rule because our products contain Conflict Minerals that are necessary to the functionality or production of such products (“Necessary Conflict Minerals”). Accordingly, we are required under the Rule to conduct a reasonable country of origin inquiry (“RCOI”) designed to determine in good faith whether any of the Necessary Conflict Minerals either originated in the Covered Countries or came from recycled or scrap materials. We do not directly source Conflict Minerals from mines, smelters or refiners.

Supply Chain and Products

Our products typically contain many parts and components obtained from a global network of suppliers, with multiple tiers of suppliers between us and the ultimate sources of the raw materials used in the manufacturing of our products. Raw materials purchased by our direct and indirect suppliers contain Conflict Minerals obtained from smelters and refiners that, in turn, source those minerals from traders and mines in various countries.

We rely on our suppliers to provide information with respect to the origin and source and chain of custody of the Necessary Conflict Minerals contained in parts, components and materials supplied to us. In all cases, the information relating to the Necessary Conflict Minerals contained in our products comes from multiple, lower-tier suppliers and from information (i) available to us through our membership with the Responsible Minerals Initiative (“RMI”), (ii) provided by our customers and (iii) obtained by means of our own research.

We are a fabless semiconductor supplier of high-performance standard and semi-custom products with core strengths in developing and scaling complex System-on-a-Chip architectures, integrating analog, mixed-signal and digital signal processing functionality. Leveraging leading intellectual property and deep system-level expertise, as well as highly innovative security firmware, our solutions are empowering the data economy and enabling the data center, enterprise networking, carrier infrastructure, consumer, and automotive/industrial end markets. We serve these five end markets with a broad portfolio of semiconductor solutions based on our compute, networking, security, electro-optics, and storage technologies, which are essential and differentiating for these markets.

Our portfolio of solutions integrate multiple analog, mixed-signal and digital intellectual property components incorporating hardware, firmware and software technologies and our system knowledge to provide our customers highly-integrated solutions for their end products. In addition to selling standard product solutions, where the exact same product is sold to multiple customers, we also offer optimized solutions which are customized to a specific customer’s requirements. Our current product offerings include custom Application Specific Integrated Circuits (“ASICs”), electro-optics, ethernet solutions, fibre channel adapters, processors and storage controllers.

Custom ASICs

We develop custom SoC (System-on-a-Chip) solutions tailored to individual customer specifications that deliver system-level differentiation for next-generation carrier, networking, data center, machine learning, automotive, aerospace and defense applications. These custom offerings leverage our broad portfolio of technologies being used in our standard products.

Electro-optics

We offer a complete portfolio of high-speed optical communication semiconductor solutions for inside cloud data centers, between cloud data centers and in carrier networks. Our electro-optical products include PAM (pulse amplitude modulation) and coherent DSPs (digital signal processors), laser drivers, TIAs (trans-impedance amplifiers), silicon photonics and DCI (data center interconnect) solutions.

Ethernet Solutions

We offer a broad portfolio of Ethernet solutions spanning controllers, network adapters, physical transceivers and switches. Our Ethernet solutions address a wide variety of end-customer data infrastructure products from small, high-reliability automotive sub-systems to large, high-performance modular enterprise and data center solutions.

Fibre Channel Products

Our QLogic Fibre Channel product family comprises of host bus adapters (HBAs) and controllers for server and storage system connectivity. These products accelerate enterprise and data center applications, deliver a highly resilient infrastructure, enable greater server virtualization density along with an advanced set of data center diagnostic, orchestration and quality of service capabilities to optimize IT productivity. Our latest Fibre Channel products are well-suited for use with all-flash arrays by offering best-in-class latency and performance.

Processors

We offer highly integrated semiconductors that provide single or multiple core processors, along with intelligent Layer 2 through 7 processing of the OSI (Open Systems Interconnection) stack which is the framework that governs network communications within enterprise, datacenter, storage, and carrier markets. All of our products are compatible with standards-based operating systems and general-purpose software to enable ease of programming, and are supported by our ecosystem partners. Our OCTEON data processor units (DPUs) and multi-core infrastructure processor families provide integrated Layer 4 through 7 data and security processing with additional capabilities at Layers 2 and 3 at line speeds. Our OCTEON Fusion family of wireless baseband infrastructure processors is a highly scalable product family supporting enterprise small cells, high capacity outdoor picocells and microcells all the way up to multi-sector macrocells for multiple wireless protocols including 5G. Our NITROX security processor family provides the functionality required for Layer 3 to Layer 5 secure communication in a single chip. Our LiquidIO Server Adapter family is a high-performance, general-purpose programmable adapter platform that enables cloud data centers and enterprises to offload their server processors for higher performance and power efficiencies.

Storage Controllers

We offer a broad portfolio of storage controllers for hard disk drives (“HDDs”) and solid-state-drives (“SSDs”) across all high-volume markets. Our Bravera controllers integrate several key Marvell technologies spanning compute, networking, security and storage. These key technologies enable our controllers to be optimized performance-power solutions and to help our customers high-efficient storage products. Our Bravera HDD controllers integrate Marvell’s industry-leading read channel technologies to enable higher volumetric densities at low power profiles and are being used by all the current HDD makers. Our Bravera SSD controller products leverage our strong HDD controller know-how and system-level expertise.

Products Covered by this Report. For the purposes of the “Reasonable Country of Origin Inquiry and Due Diligence” portion of this Report, “products” refers to the products in the product categories listed above with respect to which manufacturing was completed during calendar year 2022, and “suppliers” refers to, collectively, our direct product suppliers and our component product suppliers.

REASONABLE COUNTRY OF ORIGIN INQUIRY AND DUE DILIGENCE

To comply with the Rule, we conducted a reasonable country of origin inquiry and due diligence on the source and chain of custody of the Necessary Conflict Minerals to determine whether they originated in a Covered Country and financed or benefited armed groups in any of these countries.

Reasonable Country of Origin Inquiry

Marvell conducted a reasonable country of origin inquiry (RCOI) to determine whether the Necessary Conflict Minerals in our products originated in one of the Covered Countries or are from recycled or scrap sources. Because we do not purchase conflict minerals directly from any smelter or refiner, we rely on our suppliers to provide us with accurate information about the origin of the minerals in the products and components they supply to us. Our suppliers provide us with this information by submitting a Conflict Minerals Reporting Template (“CMRT”). In addition to the information provided on the CMRT, we rely on (i) information provided by the RMI, (ii) information provided by our customers, and (iii) information obtained by means of our own research.

Based on the findings of our RCOI, we have reason to believe that some of the Necessary Conflict Minerals present in our products may have originated in the Covered Countries. We are therefore required by the Rule to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

Due Diligence Design

On the basis of the information obtained as a result of our RCOI, we conducted a broader due diligence investigation regarding the source and chain of custody of the Necessary Conflict Minerals. There is a significant overlap between our RCOI and due diligence processes, and the due diligence measures that we put in place are an extension of the CMRT-based RCOI process. These due diligence measures have been designed to conform, in all material respects, with the framework specified in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, including the related supplements on gold, tin, tantalum, and tungsten (the “OECD Guidance”), specifically as the OECD Guidance pertains to downstream purchasers in the minerals supply chain. The OECD Guidance specifies a five-step framework for risk-based due diligence for responsible supply chains of minerals sourced from conflict-affected and high-risk areas.

Due Diligence Performed

Step 1: Establish Strong Company Management Systems.

•

Pursuant to Marvell’s Policy Statement on the Responsible Sourcing of Minerals (the “Policy Statement”), Marvell requires each supplier to exercise due diligence on the source and chain of custody of the tin, tantalum, tungsten and gold in the products it manufactures to reasonably assure they are sourced in a manner consistent with the OECD Guidance or an equivalent and recognized due diligence framework. The Policy Statement is posted on our website at www.marvell.com under the heading “Company” – “Environment, Social and Governance.”

•

Marvell maintains a Supplier Code of Conduct that, among other things, requires our direct suppliers to comply with the Policy Statement, as well as with the Marvell Code of Business Conduct and Ethics and the RBA Code of Conduct. The Supplier Code of Conduct is posted on our website at www.marvell.com under the heading “Company” – “Environment, Social and Governance.”

•

Marvell has a Conflict Minerals Working Group (“Working Group”) that is comprised of subject matter experts from the Company’s Quality Management System and Legal teams. The Working Group oversees Marvell’s reasonable country of origin inquiry and conducts due diligence on the source and chain of custody of Marvell’s Necessary Conflict Minerals.

•

We use a multi-layered approach to convey our supplier responsibility expectations to our direct suppliers. Marvell’s direct suppliers have been provided with our Policy Statement, Supplier Code of Conduct and product and manufacturing specifications (the “Specifications”), and any new direct suppliers are similarly provided such documents as part of the Quality Systems group’s supplier onboarding process.

Marvell’s Specifications contain provisions requiring that direct suppliers (i) comply with the Policy Statement and the Supplier Code of Conduct and (ii) cooperate with Marvell in providing the information required by the CMRT. Further, the Specifications stipulate the consequences of breaching such provisions.

•	We maintain a data retention policy to retain material Conflict Minerals-related records electronically for a period of at least five (5) years from the date of creation.

•	We engaged a third-party conflict minerals due diligence service provider that utilized a proprietary software tool to compile and validate CMRT data provided by suppliers.

•

Marvell maintains a confidential Concern Line, administered by an independent third-party service provider, that is available to employees and the general public 24 hours per day, seven days per week. The Concern Line accepts anonymous reports and may be used to report illegal or unethical conduct. Information about the Concern Line is included in our Supplier Code of Conduct, and posted on our website at www.marvell.com under the heading “Company” – “Environment, Social and Governance.”

Step 2: Identify and Assess Risk in the Supply Chain.

•

We requested that our suppliers provide CMRTs and used our suppliers’ CMRTs to identify smelters and refiners and to attempt to determine the mine and country of origin of the minerals processed by such smelters and refiners.

•

We are a member of the RBA and the RMI, a leading industry program that helps members manage risk by improving Conflict Minerals supply chain transparency. As a member of the RMI, Marvell has access to RMI’s reasonable country of origin data that aids us in determining the mine or location of origin of the Conflict Minerals in our supply chain.

•

We cross-check information received from our suppliers against data made available by the RMI and against additional information obtained either from our customers or by means of our own research to determine whether such facilities have successfully completed an assessment against the applicable RMI Responsible Minerals Assurance Process (“RMAP”) standard or an equivalent cross-recognized assessment (such facilities, “RMAP conformant” facilities). The RMI conducts independent third-party assessments of smelters’ and refiners’ management systems and sourcing practices to validate conformance with RMAP standards. The RMAP employs a risk-based approach to validate smelters’ and refiners’ company-level management processes for responsible mineral procurement. When necessary, we engage with our direct suppliers and manufacturers when a smelter or refiner that is not RMAP conformant is identified in their CMRTs. We request and encourage our direct suppliers and manufacturers to discontinue sourcing from smelters and refiners that are not RMAP conformant or to encourage such smelters and refiners to become RMAP conformant.

Step 3: Design and Implement a Strategy to Respond to Identified Risks.

•

We have developed procedures for obtaining CMRTs from our suppliers, and we review their responses, consolidate the information in a central database and follow up with suppliers to address any red flags or inconsistent responses. Some of these activities we handle internally, and some are handled by our third-party conflict minerals due diligence service provider.

•

As needed, we survey our suppliers to gain further insights into their Conflict Minerals due diligence programs and processes, reviewing responses, assessing risk and following up with suppliers to address any inconsistencies, insufficient responses or insufficient documentation.

•

As needed, either directly or through our third-party conflict minerals due diligence service provider, we work with our suppliers to transition their processing to RMAP conformant smelters or refiners.

•

We have shared with our direct suppliers our expectations regarding sourcing from conflict-free designated smelters and refiners by means of our Policy Statement, Supplier Code of Conduct and the Specifications.

•

If, on the basis of issues that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Marvell determines that there is a reasonable risk that a supplier is sourcing Conflict Minerals that are directly or indirectly financing or benefiting armed groups, Marvell will apply appropriate escalation procedures.

•

Such escalation procedures shall be determined at the discretion of the Working Group and may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Marvell from the applicable supplier.

Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence.

Given that we do not source the Necessary Conflict Minerals directly from smelters and refiners, we rely on independent third parties, including the RMI, to coordinate and conduct third-party audits of these facilities. We rely on the published results of these third-party audits to validate the responsible sourcing practices of the smelters and refiners in our supply chain.

Step 5: Report on Supply Chain Due Diligence.

As required by the Rule, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2022 calendar year reporting period. The Form SD and Conflict Minerals Report are also available on our website at www.marvell.com under the heading “Company” – “Investors” – “Financial Info” – “SEC Filings.”

Conflict Minerals Processing Facilities

Based on the information provided by our suppliers, and otherwise obtained through the due diligence process described above, for the 2022 reporting year, we identified 349 smelters and refiners as potential sources of the Necessary Conflict Minerals used in our products, and 124 of such smelters and refiners have not successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment.1 Because a majority of our suppliers provided supply chain information on a company level rather than on a product level, the smelters and refiners identified by our suppliers may include facilities that did not actually process the Necessary Conflict Minerals contained in our products. Marvell has not voluntarily elected to describe any of its products as “DRC conflict free.”

Conflict Minerals processing facility RMAP status is provided as of April 7, 2023.

Country of Origin of Conflict Minerals

Based on information provided by our suppliers, or otherwise obtained through the due diligence process described above, some of the Necessary Conflict Minerals may have originated from mines located in the Covered Countries.

Efforts to Determine Mine or Location of Origin

As described above, the primary focus of our due diligence on the source and chain of custody of the Necessary Conflict Minerals in our supply chain was on the collection and assessment of (i) information provided by our suppliers on the CMRT, (ii) information provided by the RMI, (iii) information provided by our customers and (iv) information obtained by means of our own research.

During the 2022 reporting year, we received CMRT data indicating that there were certain smelters and refiners in our supply chain that were not RMAP conformant. Therefore, we are unable to conclusively determine the country of origin of the Necessary Conflict Minerals in all our products.

Independent Private Sector Audit

Marvell has not voluntarily elected to describe any of its products as “DRC conflict free,” and for this reason, an independent private sector audit of this Report has not been conducted.

Steps to Mitigate Risk

The Company intends to take the following steps, among others, to further mitigate the risk that the Necessary Conflict Minerals benefit armed groups in the Covered Countries:

•	We will continue to monitor our suppliers’ Conflict Minerals sourcing practices to ensure that our suppliers remain in compliance with our Policy Statement and Supplier Code of Conduct.

•	We will continue to engage with our suppliers to obtain updated sourcing information regarding the Conflict Minerals in our supply chain.

•	We will continue to support our suppliers’ efforts to encourage their smelters and refiners to obtain a conflict-free designation from a third-party audit program.

•	We will advise any of our suppliers found to be sourcing from smelters or refiners that we identify as high-risk to establish an alternative source for the Necessary Conflict Minerals.

•	We will continue to engage with the RBA, the RMI and other industry initiatives promoting conflict-free supply chains.

[1]

Out of 349 smelters and refiners identified by our suppliers, 339 had unique smelter IDs identified in the RMI CMRT v6.22 published on May 11, 2022. Ten additional smelter names provided by the suppliers did not match a unique smelter ID in the RMI CMRT v6.22 published on May 11, 2022; therefore, their identity could not be verified.

* * * *

FORWARD-LOOKING STATEMENTS

Statements relating to risk mitigation and certain other statements herein are forward-looking in nature and are based on Marvell’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Marvell’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Marvell’s) are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.